Ellington Financial Inc. S-3ASR

Ex-23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ellington Financial Inc. of our report dated March 3, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Ellington Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

December 23, 2025